EXHIBIT 10.2(b)

                                  Amendment OF

                            ASSET PURCHASE AGREEMENT

     This Amendment to Asset Purchase Agreement (the "Amendment") is entered into as of this ________ day of January, 2005, by and among James Alman, a natural person (the "Seller"), and Cyber Defense Systems, Inc., a corporation organized under the laws of the State of Florida and a wholly owned subsidiary of On Alert Systems, Inc. a Nevada Corporation (the "Company" or the "Buyer"). They may be referred to as a Party and collectively as the Parties.

                              W I T N E S S E T H:

     WHEREAS, the Seller and Buyer previously entered into an Asset Purchase Agreement dated March 5, 2004 (the "Agreement");

     WHEREAS, the Buyer is being merged into Cyber Defense Systems, Inc.; and

     WHEREAS, certain aspects of the transaction contemplated by the Agreement need to be revised.

                            N O W T H E R E F O R E ,

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree the sections of the Agreement shall be amend to read as follows.

1. In Paragraph 2.1, the second paragraphs (a) and (b) are renumbered as subparagraphs (c) (i) and (ii) and are amended to read as follows:

     (c)  "Royalty Payment" shall mean a sum of money equal to:

          (i) 5% of the Gross Profit of each Cyber Bug and Cyber Scout sold during the life of any patent covering the Intellectual Property, not to exceed twenty (20) years from the date of this Agreement, less sales taxes, shipping and commissions.

          (ii) The Royalty Payment shall be due thirty (30) days after Company's receipt of entire purchase price of the units sold.

2.   Paragraph 2.2 is amended to read as follows:

          Section 2.2 No Assumption of Liabilities.

     It is understood and agreed that there are no liabilities assumed by Buyer.

3.   Paragraph 5.7(b) is amended to read as follows:

     (b) If Seller is not an employee of Company, then beginning from the Closing Date, and over a period of 180 non-consecutive Business Days thereafter, the Seller shall make himself available to provide additional consulting time of up to 60 hours a month.



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4.   Paragraph 8.2 is amended as follows:

          Section 8.2 Assignment.

     This Agreement and the Parties' rights and obligations under this Agreement may not be assigned by a Party to another Person without the prior written consent of the other Party; provided, however, that the Company shall be entitled to assign its rights and benefits under this Agreement (including its rights in and to the Acquired Assets) to any of its Affiliates or to any third party.

5.   Exhibit A is amended to read as follows:

          EXHIBIT "A" TO ASSET PURCHASE AGREEMENT

          DESCRIPTION OF ASSETS

     An assignment of the entire worldwide rights to the Intellectual Property related to the Cyber Scout and Cyber Bug.

     Any existing prototypes of the Cyber Scout, Cyber Bug and components thereof.


6. Buyer and Seller both acknowledge Seller has already paid for and received the 1,000,000 shares of Company stock mentioned paragraphs 2.1 (b) and 2.4
     (b)(ii) and (iii).

     WHEREFORE, The Parties hereto have caused this Amendment to be effective as of the date first above written.

     THE COMPANY:

     Cyber Aerospace Corp.

     By: /s/ William C. Robinson
     -------------------------------
     William C. Robinson, CEO


     THE SELLER:

     James Alman

     By:/s/ James Alman
     James Alman, an Individual



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